SEPARATION AGREEMENT

This Separation Agreement (“Separation Agreement”) is entered into by and between Kristine Mecham (“Executive”) and OncoCyte Corporation. (the “Company”) and confirms the agreement that has been reached with Executive in connection with Executive’s separation from the Company.

1. Termination of Employment. Executive’s separation shall be effective as of January 22, 2019 (the “Separation Date”) and as of such date Executive shall cease to be employed by the Company and by each and every subsidiary of the Company in any capacity. Executive further agrees to execute promptly upon request by the Company any additional documents necessary to effectuate the provisions of this Section 1. It is agreed that Executive’s separation constitutes a transition mutually agreed between the parties and this Agreement supersedes the Employment Agreement, dated August 1, 2015 and the Sabbatical Agreement, as amended, dated June 7, 2018, between the parties (the “Employment Agreement”), except for those provisions of the Employment Agreement that are expressly referenced in, or incorporated by reference into, this Agreement. Any capitalized terms not defined in this Separation Agreement shall have the meaning ascribed to such terms in the Employment Agreement.

2. Separation Agreement Payments and Benefits. Provided that Executive (i) executes this Separation Agreement not later than the twenty-first day after it is furnished to Executive (and not earlier than the Separation Date), (ii) does not exercise the right of revocation set forth in Section 12, and (iii) otherwise complies in all material respects with all of the terms and conditions of this Separation Agreement, the Company shall pay or provide Executive with the following:

(a) Executive will receive the amount of $114,000.00 dollars, which represents Executive’s Base Salary for six (6) months, to be paid in two equal installments. The first installment will be paid in the first payroll after the revocation period has passed, and the second installment will be paid on the March 15, 2019 payroll; provided the Separation Agreement has not been revoked as provided in Section 12. Normal and customary payroll withholdings and deductions shall be made from such payment, and the amount will be reported for tax purposes as required by law. In connection with this payment, the Company shall issue a Form W-2 in the regular course of business.

(b) Executive will receive any accrued but unpaid bonus. Normal and customary payroll withholdings and deductions shall be made from such payment, and the amount will be reported for tax purposes as required by law. In connection with this payment, the Company shall issue a Form W-2 in the regular course of business.

(c) Provided Executive is eligible for and timely elects continuation of group health benefits (and, if applicable, eligible dependents) under Section 4980B of the Internal Revenue Code, or any other comparable federal, state or local law (“COBRA”), for each month that such coverage is in effect, except as otherwise provided below, up to a maximum of three (3) months, the Company will pay Executive an amount calculated so that the net amount of such payment, after all required withholding, is equal to the monthly premium associated with such continuation of benefits, and the net amount of such payment shall be withheld and applied to Executive’s premium. Such payments shall be terminated as of the end of the month in which Executive’s COBRA coverage terminates for any reason permitted by COBRA, and shall not apply to the COBRA coverage of any of Executive’s dependents who incur a second qualifying event during the period of Executive’s coverage

(d) Notwithstanding any contrary provision in any of the Company’s equity plans, or any equity grant agreement (the “Award Documents”), any of Executive’s unvested outstanding Company option grants, (“Company Options”) shall fully vest as of the Separation Date.

(e) Executive acknowledges and agrees that any Company Options that were originally intended to constitute “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Option”) shall cease to be “incentive stock options” upon the three (3) month anniversary of the Separation Date pursuant to the Code; provided, however, that any such Options may cease to be “incentive stock options” sooner as more fully set forth herein in Exhibit A hereto.

3. Accrued Benefits.

(a) Whether or not Executive chooses to sign this Separation Agreement, Executive will be entitled to receive the following Accrued Benefits as defined in Section 6(a)(i) of the Employment Agreement:

(i) Unpaid Base Salary accrued up to the Separation Date;

(ii) A lump-sum payment, less applicable withholdings and deductions, that represents the value of Executive’s accrued unused vacation, if any;

(iii) Vested benefits under any Company retirement, deferred compensation plan or equity plan; and

(iv) COBRA coverage continuation rights under any Company health care plan, in accordance with the terms of such plans and applicable law.

(b) Executive will also be entitled to any rights to contribution, advancement of expenses, defense or indemnification Executive may have under the Company’s Articles of Incorporation or Bylaws, as applicable, or as provided under applicable law; provided, however, that the foregoing shall not provide for any right to indemnification or advancement for any expenses or liabilities incurred by Executive, including, but not limited to any attorneys’ fees, amounts paid in settlement and any related costs, arising out of or resulting from any litigation matters settled or otherwise resolved by Executive without the Company’s consent.

4. No Other Payments or Benefits. Executive acknowledges and agrees that, other than the payments and benefits expressly set forth in this Separation Agreement, Executive has received all compensation to which Executive is entitled from the Company, and Executive is not entitled to any other payments or benefits from the Company. Other than as set forth in this Separation Agreement, after the Separation Date, Executive shall not receive any base salary, annual bonus, short term or long-term incentive award, welfare, retirement, perquisite, fringe benefit or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company.

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5. Agreement Not To Solicit Employees. Executive hereby reaffirms that, pursuant to the first sentence of Section 4 of the Employment Agreement, until the first anniversary of the Separation Date, Executive shall not, for herself or any third party, directly or indirectly, employ or solicit for employment or recommend for employment any person employed by the Company or any Related Company. The first sentence of Section 4 of the Employment Agreement is hereby incorporated into this Separation Agreement by this reference, so that a breach by Executive of said Section 4 shall also constitute a breach of this Separation Agreement. For avoidance of doubt, Executive’s obligation not to compete with the Company pursuant to the second sentence of Section 4 of the Employment Agreement shall terminate on the Separation Date.

6. Non-Disparagement. Executive agrees that Executive will not, and will not encourage or induce others to, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning any of the Company, its subsidiaries, affiliates or shareholders or any of their respective past, present or future directors, officers, employees, agents, shareholders or members or any of their respective successors and assigns (collectively, the “Company Entities and Persons”). The Company may, at its option, issue an internal and an external announcement regarding Executive’s termination stating that Executive has separated from employment with the Company for personal reasons. If the Company receives any external inquiry regarding Executive’s employment history at the Company, the Company will respond to the inquiry by providing Executive’s dates of employment, Executive’s job title and that Executive separated for personal reasons. Nothing in this Separation Agreement is intended to or shall prevent any person from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive agrees that Executive will notify the Company in writing as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least ten (10) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

7. Cooperation. Beginning on the Separation Date and for twelve (12) months thereafter, Executive agrees that Executive will reasonably cooperate with and assist the Company, its subsidiaries and affiliates, and any of their respective officers, directors, shareholders or employees: (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein (including but not limited to requests and subpoenas to provide information or testimony); (B) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Executive were employed by the Company; and (C) with respect to transition and succession matters. Executive’s cooperation shall include, but not be limited to (taking into account Executive’s personal and professional obligations, including those to any new employer or entity to which Executive provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Executive shall be entitled to reimbursement from the Company, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur on such matters at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

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8. Company Property; Certain Transition Matters; Confidentiality.

(a) On or prior to the Separation Date, Executive will return to the Company and all Related Companies all equipment and other property belonging to the Company and Related Companies, and all originals and copies or Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive’s possession or control: (i) lists and sources of customers; (ii) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (iii) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of the Company and any Related Companies; and (iv) any and all inventions or intellectual property developed by Executive during the course of employment.

(b) From and after the Separation Date, Executive will not represent (or purport to represent) the Company or any of its affiliates in any capacity to any person or entity, or enter into (or purport to enter into) any transactions, agreements or understandings on behalf of the Company or any of its affiliates with any person or entity.

(c) Executive hereby reaffirms her obligations pursuant to Section 5(c) of the Employment Agreement with respect to Confidential Information, as defined therein. Section 5(c) of the Employment Agreement is hereby incorporated into this Separation Agreement by this reference, so that a breach by Executive of said Section 5(c) shall also constitute a breach of this Separation Agreement.

(d) Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, Executive is hereby notified that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

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9. Taxes. The parties acknowledge and agree that: the form and timing of the Separation Agreement Payments and Benefits to be provided pursuant to this Agreement are intended to be exempt from or to comply with requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”), including the requirement for a six-month suspension on payments to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. Notwithstanding the foregoing, it is also agreed that Executive has had the opportunity to seek the advice of independent tax counsel with respect to the potential application of Section 409A to the Separation Agreement, and is not relying upon the advice of the Company or any person affiliated with the Company with respect thereto. In no event shall the Company or any person affiliated with the Company have any liability to Executive with respect to any adverse tax consequences, under Section 409A or otherwise, related to the payment of the Separation Agreement payments and benefits.

10. Release and Covenant Not to Sue.

(a) Executive agrees that, in consideration of this Separation Agreement, Executive hereby waives, releases and forever discharges, to the extent permitted by applicable law, any and all claims, complaints, promises, agreements, controversies, liens, demands, actions, causes of action, obligations, suits, disputes, judgments, rights, debts, bonds, bills, covenants, contracts, variances, trespasses, executions, damages and liabilities of any nature whatsoever (collectively “Claims”) which Executive ever had, now has or may have against the (i) Company, (ii) the Company’s past, present and future subsidiaries, affiliates and shareholders, and (iii) the past, present and future shareholders, members, directors, officers, agents, employees, attorneys, insurers, predecessors, various benefits committees, successors and assigns, heirs, executors and personal and legal representatives of the Company and the Company’s past, present and future subsidiaries, affiliates and shareholders ((i), (ii) and (iii), collectively, the “Released Parties”), based on or relating to any act, event or omission occurring before Executive executes this Separation Agreement arising out of, during or relating to Executive’s employment or services with the Company or the cessation of such employment or services, except for claims relating to the enforcement of the Company’s obligations under this Separation Agreement or as provided below. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, retaliation, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866 and 1871, the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 41001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, 29 U.S.C. §2601 et. seq., the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code; any contract of employment, express or implied; and any provision of any other law, common or statutory, of the United States, New York, or any applicable state. For the purpose of implementing a full and complete release, Executive understands and agrees that this Separation Agreement is intended to waive and release all claims, if any, which Executive may have and which Executive may not now know or suspect to exist in Executive’s favor against any of the Released Parties and this Separation Agreement extinguishes those claims.

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Without limiting the generality of the foregoing, Executive expressly waives any and all rights under California Civil Code § 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.

(b) By signing this Separation Agreement, Executive represents that Executive has not and will not in the future commence any action or proceeding arising out of the Claims described in Section 10(a), and that Executive will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on Executive’s behalf. The provisions of this Section 10(b) constitute a “covenant not to sue.” A “covenant not to sue” is a legal term which means Executive promises not to file a lawsuit in court. It is different from the Release of Claims contained in Section 10(a) above. Besides waiving and releasing Claims covered by Section 10(a), Executive further agrees never to sue any Released Party in any forum for any reason covered by the release of Claims. Notwithstanding this covenant not to sue, Executive may bring a Claim against the Company to enforce this Separation Agreement or, to the extent permitted under the law, to challenge the validity of this Separation Agreement under the ADEA. If Executive sues a Released Party in violation of this Separation Agreement, Executive shall be liable to the Released Party for its reasonable attorneys’ fees and other litigation costs incurred in defending against Executive’s suit. Alternatively, if Executive sues a Released Party in violation of this Separation Agreement, the Company can require Executive to return all but One Thousand Dollars ($1,000.00) of the payment described in Section 2.

11. Release Exclusions/Additional Rights. Nothing in the Release above or any other part of this Separation Agreement shall: (i) affect any rights of defense or indemnification, or to be held harmless, or any coverage under directors and officers liability insurance or any other insurance or rights or claims of contribution or advancement of expenses that Executive has; (ii) waive any rights or claims that Executive may have to the extent that such rights or claims are based upon events occurring more than seven days after the date Executive executed this Agreement; (iii) waive, release or otherwise discharge any other claim or cause of action that cannot legally be waived; or (iv) interfere with Executive’s right to file a charge or cooperate with, provide information to, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or any other federal or state regulatory or law enforcement agency. Executive nonetheless acknowledge and agree that any Claims for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred. Executive may, however, receive money from the Securities & Exchange Commission (“SEC”) as a reward for providing information to that agency.

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12. Time to Consider, Consult With Counsel and Revoke.

(a) The Company is presenting Executive with this Separation Agreement on January 4, 2019 and Executive has until close of business on January 25, 2019 to consider it. Executive acknowledge that Executive has been given at least twenty-one (21) days to consider this Separation Agreement before signing it, and agrees that any changes made to the terms of this Separation Agreement shall not restart the twenty-one (21) day period.

(b) Executive acknowledges that Executive has been advised by the Company, in writing, to consult an attorney with respect to this Separation Agreement before signing it.

Executive has the right to revoke this Separation Agreement after signing it by written notice to the Company sent by reputable overnight courier or email not more than seven (7) days after the date of Executive’s execution of this Separation Agreement. Notice of revocation should be addressed to OncoCyte Corporation, 1010 Atlantic Avenue, Suite 102, Alameda, CA 94501, ATTN: VP, Human Resources, Tracey Erwin, or if by email, addressed to terwin@biotimeinc.com. If Executive chooses to revoke this Separation Agreement, it shall be null and void and without limiting the generality of the foregoing, Executive shall no longer be entitled to the pay and benefits under Section 2 or any other Section of this Separation Agreement other than the Accrued Benefits described in Section 3. Executive expressly acknowledges that the payments and benefits described in Section 2 represent amounts to which she has no legal entitlement unless she executes, and does not revoke, this Separation Agreement.

13. Enforcement. If any provision of this Separation Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, Executive agrees that Executive’s knowing failure to return Company property that relates to the maintenance of security of the Company Entities and Persons shall entitle the Company to injunctive and other equitable relief.

14. No Admission. This Separation Agreement is not intended, and shall not be construed, as an admission that either Executive or the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

15. Successors. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

16. Resolution of Disputes; Choice of Law.

(a) This Separation Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of law.

(b) All suits, actions or proceedings arising out of or relating to this Separation Agreement shall be brought in a state or federal court located in San Francisco County, California, which courts shall be the exclusive forum for all such suits, actions or proceedings. Executive and the Company hereby waive any objection which either of Executive may now or hereafter have to the laying of venue in any such court, including any claim based on the doctrine of forum non conveniens or any similar doctrine, for any such suit, action or proceeding. Executive and the Company each hereby irrevocably consent and submit to the jurisdiction of the federal and state courts located in San Francisco County, California for the purposes of any suit, action or proceeding arising out of relating to this Separation Agreement. If any action is necessary to enforce the terms of this Separation Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled

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(c) EXECUTIVE AND THE COMPANY EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING UNDER THIS SEPARATION AGREEMENT or related in any way to Executive’s employment and/or to the termination of Executive’s employment AND AGREE THAT ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(d) If the waiver of a trial by jury in paragraph (c) of this Section 16 is ineffective or unenforceable, the Company and Executive agree that all suits, actions or proceedings arising under this Separation Agreement or related in any way to Executive’s employment and/or to the termination of Executive’s employment brought or heard in a California state court shall be resolved without a jury, pursuant to California Code of Civil Procedure Section 638 et seq, before a mutually acceptable referee (who shall be a retired judge). The Company and Executive shall not seek to appoint a referee that may be disqualified pursuant to California Code of Civil Procedure Section 641 or 641.2 without the prior written consent of all parties. If the parties are unable to agree upon a referee within ten (10) calendar days after one party serves a written notice of intent for judicial reference upon the other party or parties, then the referee will be selected by the court in accordance with California Code of Civil Procedure Section 640(b). Such proceeding shall be conducted in the City and County of San Francisco, California, in accordance with the California Code of Civil Procedure, the Rules of Court, and California Evidence Code, except as otherwise specifically agreed by the parties and approved by the referee. In the event Claims are to be resolved by judicial reference, either party may seek from the court any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(e) Entire Agreement. Executive acknowledges that this Separation Agreement constitutes the complete understanding between the Company and Executive regarding its subject matter and supersedes any and all agreements, understandings, and discussions, whether written or oral, between Executive and any of the Company Entities and Persons. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and Executive after the date of this Separation Agreement. This Separation Agreement shall be construed as though both parties had participated equally in its drafting, and shall not be construed against either party as the drafting party.

17. Effective Date. Executive may accept this Separation Agreement by signing it and returning it to OncoCyte Corporation, 1010 Atlantic Avenue, Suite 102, Alameda, CA 94501, ATTN: VP, Human Resources, Tracey Erwin or if by email, addressed to twerin@biotimeinc.com, not later than the twenty-first (21st) day after the Separation Agreement is provided to Executive (which is close of business on January 25, 2019 as described in Section 12(a) above). The Effective Date of this Separation Agreement shall be the date after the 21-day revocation period expires. In the event Executive does not accept this Separation Agreement as set forth in this Section 17, this Separation Agreement, including but not limited to, the obligation of the Company hereunder to provide the payments and other benefits under this Separation Agreement, shall be deemed automatically null and void.

18. Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Separation Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Separation Agreement.

19. Counterparts. This Separation Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to the Separation Agreement Follows]

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IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the dates set forth below.

EXECUTIVE

/s/ Kristine Mechem	Date: January 21, 2019
Kristine Mecham

OncoCyte Corporation

By:	/s/ William Annett	Date: January 22, 2019
William Annett
Chief Executive Officer

[Signature Page to the Separation Agreement]

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Exhibit A

CONSENT TO AMENDMENT OF INCENTIVE STOCK OPTIONS

To be signed and delivered to OncoCyte Corporation, on or before January 25, 2019

I am a holder of outstanding stock options (the “Options”) to purchase shares of common stock of OncoCyte Corporation, (the “Company”) that were granted under the Company’s Employee Stock Option Agreement and/or Equity Incentive Plan (collectively, the “Equity Plan”). Pursuant to the terms of the Options, without giving effect to the Separation Agreement between myself and the Company dated January 4, 2019 (the “Separation Agreement”), the Options will cease to vest as of the date of my termination of employment or Continuous Service (as defined in the Equity Plan) with the Company and will remain exercisable for three (3) months thereafter. In connection with the Separation Agreement, the Company (i) has agreed that, subject to the terms and conditions of the Separation Agreement, my Options shall fully vest on the Separation Date, and (ii) has agreed, subject to approval of the Company’s Board of Directors, my compliance with my obligations under the Separation Agreement and under any other agreements or policies of the Company and the terms and conditions of the Separation Agreement, to extend the post-termination exercise period and to permit me to exercise the vested portion of my Options until the close of business at the Company’s principal office on January 21, 2020 (the post-termination exercise period, the “Options Amendment”). The Company may not amend the terms of my Options in a manner that would adversely affect my rights under such Options without my written consent. I understand that with respect to any portion of my Options that is an “incentive stock option” (“ISO”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the Options Amendment is contingent upon my consent to such amendment.

Section 424(h) of the Code provides that if the terms of an ISO are modified, then such modification shall be considered as the granting of a new option. An extension of the post-termination exercise period of my Options would be deemed a modification and, thus, the grant of new options. As a result, the Options Amendment would require a new comparison of the exercise price and the current fair market value of the Company’s common stock and would require my employment status as of such date to determine if the Options, as amended by the Options Amendment, retain ISO status. Therefore, because I will no longer be an employee of the Company, any ISOs would fail to be treated as an ISO as a result of the Options Amendment, provided they are not exercised by me within three (3) months after Separation Date.

I understand that I am under no obligation to consent to the Options Amendment. I have read this consent and have had sufficient time to review and discuss this matter. I understand that in order for the Options Amendment to be effective, I must properly execute and return my consent to the Options Amendment in accordance with the “important instructions” below and (2) I must become a party to the Separation Agreement.

I further understand that this consent is intended as a brief summary of the Options Amendment and, thus, if there is any inconsistency between the information included in this consent and the terms of the Options (as amended by the Separation Agreement), the terms of the Options shall govern. I acknowledge that the Options Amendment shall not override any contrary provision in the equity incentive plan or award agreements under which the Options were granted that would provide for earlier termination of any unexercised Options regarding a corporate transaction, change in control, or other similar transaction.

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I acknowledge that neither the Company nor its agents have recommended or influenced my decision to consent to the Options Amendment. I further acknowledge that I have had the opportunity to seek independent advice regarding this matter from my legal counsel and tax advisor.

After due consideration of the above, I hereby agree to the Options Amendment. I acknowledge that, for any portion of the Options that are ISOs, the Options Amendment will cause loss of ISO status if they are not exercised within three (3) months after my Separation Date.

/s/ Kristine Mechem
Kristine Mechem

January 21, 2019
Date Signed

IMPORTANT INSTRUCTIONS: In order for this Options Amendments to be effective, you must (1) sign and date this Consent to Amendment of Incentive Stock Options on or before January 25, 2019 and return it to OncoCyte Corporation, and (2) become a party to the Separation Agreement. This Consent to Amendment of Incentive Stock Options may be returned by hard copy or by emailing as a PDF attachment to VP, Human Resources, Tracey Erwin at terwein@biotimeinc.com.

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